Exhibit 99.3

Date:  March 9, 2005

AGREEMENT

This is an Agreement between DAC, Inc., a Pennsylvania Corporation (“DAC”), EGPI Firecreek, Inc. (“EGPI”), and Firecreek Petroleum, Inc. (“Firecreek”).

Firecreek and DAC have established a relationship with InterOilGas (“InterOilGas”) and International Integration Oil and Gas Syndicate (“Minneftegazstroi”) regarding Russian oil fields. Firecreek, DAC and InterOilGas are equal members (shareholders) of The Sahara Group, Inc. (“TSG”), which has entered into a General Agreement with Minneftegazstroi regarding development of such fields. Pursuant to the General Agreement, Minneftegazstroi, TSG, Firecreek and EGPI will enter into operating agreements (each an “Operating Agreement”) covering one or more Russian oil fields. The parties wish to evidence certain agreements relating to the General Agreement.

1.

DAC agrees to: (i) sign the Confirmation Agreement attached hereto and immediately return the same to EGPI and Firecreek; (ii) promote the General Agreement and projects subject thereto and cause one or more Operating Agreements to be entered into by Minneftegazstroi, TSG, Firecreek and EGPI; (iii) promote, develop and educate Ministers of Energy, Heads of State of different governments, and persons who may enhance pipeline and energy related production, regarding the capabilities of EGPI and Firecreek; and (iv) promote the objectives, goals and objectives of EGPI and Firecreek in accordance with a promotion budget to be jointly developed by the parties.

2.

Upon (i) execution of an Operating Agreement; (ii) Firecreek’s receipt of an oil reserve report certified by DeGoyler and MacNaughten (or other reputable engineering firm selected by Firecreek) acceptable for project funding to EGPI’s and Firecreek’s investor; (iii) approval by Minneftegazstroi, InterOilGas and EGPI of the work program and budget; (iv) validation of the assignment of working interests, effective controls, and transfer of rights to oil and gas interests in the field covered by the Operating Agreement; and (v) Firecreek’s receipt of funding sufficient to commence operations and pay expenses, Firecreek will commence to pay a monthly fee of US$40,000 to each of DAC and InterOilGas, as independent contractors to Firecreek, paid on the 16th day of each month. Such payments shall commence April 16, 2005, provided the above conditions are satisfied; but otherwise, amounts shall accrue with annual interest at the rate of 5% and be paid when such conditions are satisfied. As to future projects which EGPI and Firecreek approve and which are consummated because of the actions of DAC, DAC and/or its affiliates will be rewarded by stock, cash, net profits interest, commission, or other suitable compensation reasonable in consideration of such activities.

3.

Upon execution of this Agreement and the Confirmation Agreement, EGPI shall issue 1,000,000 shares of Rule 144 restricted Common Stock to David A. Christian, Sr., David A. Christian II, and Rusbek Bisultanov, subject to each of them agreeing in writing to comply with SEC regulations and make required disclosures, and executing a signature page to the EGPI’s Voting Agreement agreeing that shares issued to them are bound by the Voting Agreement. Neither DAC nor InterOilGas will be replaced in any Operating Agreement without their consent.

4.

EGPI and Firecreek agree to keep DAC informed as to the progress of interim and project funding for the Russian oil fields. DAC agrees to keep such information confidential and use the same only for purposes of advancing objectives of EGPI and Firecreek and not use the same for trading EGPI stock. DAC understand that a breach of such restriction will be a violation of securities laws and regulations.

5.

Operating Agreements will be based on the draft circulated by William E. Merritt, with the following changes: (i) the “Project Director Fee” to be paid to TSG will instead be paid 1/3 each directly to each member of TSG as the member instructs; and (ii) the “Operating Committee” under each Operating Agreement will be 6 members: Rusbek Bisultanov; David A. Christian, Sr.; John R. Taylor; William E. Merritt; the President of Minneftegazstroi; and the General Director of Minneftegazstroi

6.

This Agreement may be terminated by either party by 60 days’ written notice given after the first Operating Agreement is fully signed. Such termination will not affect stock issued as stated above. If the first Operating Agreement is not signed by May 1, 2005, this Agreement will automatically terminate without further obligations (except for accrued amounts owed as of the date of termination pursuant to this Agreement).

7.

This Agreement may be signed in counterparts and by electronically transmitted signatures.

Executed to be effective March 7, 2005.

DAC, Inc.

EGPI Firecreek, Inc.

Firecreek Petroleum, Inc.

By:  /s/ David A. Christian

By:  /s/ Dennis R. Alexander

By:  /s/ John R. Taylor

David A. Christian

         Dennis Alexander

       John R. Taylor

President

         Chairman

       President